EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2017 THIRD QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 19, 2017) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported quarterly earnings and continued solid financial performance. The Board of Directors announced a quarterly common stock cash dividend of $0.22 per common share, payable on November 17, 2017, to shareholders of record on November 3, 2017. Select highlights for the third quarter include:

•	Net income of $2.0 million

•	Net interest margin of 4.12%

•	ALLL 0.80% of total loans

•	Deposit growth of $13.2 million

John R. Milleson, President and CEO, stated “I am very pleased to report another quarter of noteworthy financial performance. We continue to improve asset quality and efficiency as well as maintain a strong net interest margin and admirable growth in our non-maturity deposit base. This growth in deposits affords us lower cost funding for the loan growth opportunities that we have encountered and chosen to pursue. Additionally, the improvement in asset quality has allowed us to lower required provisions to the allowance for loan losses. We are hopeful that this a positive sign that borrowers continue to be in a healthier, improving economic climate, for themselves and for their businesses.”

Income Statement Review

Net income was $2.0 million for the third quarter of 2017, up $579,000 from the same period one year ago and down $19,000 from the previous quarter ended June 30, 2017. The increase from a year ago was driven primarily by the increase in loan income while the decrease from the prior quarter resulted mostly from increases in noninterest expenses. The quarterly annualized return on average equity (ROE) was 9.56%, and the quarterly return on average assets (ROA) was 1.07%. Quarterly diluted earnings per share remained unchanged at $0.58, when compared to the previous quarter and increased $0.18 when compared to $0.40 for the same quarter in 2016.

Net interest income for the quarter ended September 30, 2017 increased 5.21% to $7.1 million when compared to the $6.8 million for the quarter ended June 30, 2017. Net interest income was $6.0 million for the quarter ended September 30, 2015. These increases were mostly driven by loan income.

Total loan interest income was $6.5 million for the quarter ended September 30, 2017 and $6.1 million for the quarter ended June 30, 2017. This increase in loan interest income is attributed to both the increase in average loans during the period and also the collection of approximately $239,000 of interest income from loans that had been on nonaccrual status. Total loan interest income for the quarter ended September 30, 2016 was $5.7 million.

Average loans for the quarter ended September 30, 2017 were $550.8 million compared to $534.8 million for the quarter ended June 30, 2017. Total average accruing loans were $545.8 million for the three months ended September 30, 2017 and $528.8 million for the quarter ended June 30, 2017. For the third quarter of 2016, total average loans were $513.0 million and average accruing loans were $506.0 million. The tax equivalent yield on average loans for the quarter ended September 30, 2017 was 4.74%, up 23 basis points from 4.51% for the quarter ended June 30, 2017 and up 33 basis points from 4.41% for the same quarter in 2016. Interest income from the investment portfolio was $839,000 for the quarter ended September 30, 2017 and $879,000 for the quarter ended June 30, 2017. Average investments were $130.5 million for the quarter ended September 30, 2017 and $132.9 million for the quarter ended June 30, 2017. Interest income from the investment portfolio was $606,000 while average investments were $105.0 million for the quarter ended September 30, 2016. The tax equivalent yield on average investments for the quarter ended September 30, 2017 was 2.95%, down 12 basis points from 3.07% for the quarter ended June 30, 2017 and up 21 basis points from 2.74% for the same quarter in 2016.

Total interest expense was $351,000 for the three months ended September 30, 2017 and $248,000 for the same period ended June 30, 2017. The average cost of interest bearing liabilities increased 11 basis points when comparing the quarter ended September 30, 2017 to the quarter ended June 30, 2017. The average balance of interest bearing liabilities increased $18.9 million from the quarter ended June 30, 2017. These increases resulted mostly from increased cost of time deposits and the borrowing of funds from the Federal Home Loan Bank of Atlanta during the period. The net interest margin was 4.12% for the quarter ended September 30, 2017 and 4.15% for the quarter ended June 30, 2017. For the quarter ended September 30, 2016, total interest expense was $242,000 and the net interest margin was 3.94%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%.

Noninterest income was unchanged at $1.6 million from the quarter ended June 30, 2017 and decreased $70,000 when compared to the quarter ended September 30, 2016. This decrease resulted mostly from the decrease in income from fiduciary activities. The amount of income from fiduciary activities is determined by the number of active accounts and total assets under management. Also, income can fluctuate due to the number of estates settled within any period.

Noninterest expense was $5.9 million for the quarter ended September 30, 2017. This represents an increase of $162,000 or 2.82% from $5.7 million for the quarter ended June 30, 2017. Much of this increase was driven from the increase in salaries and employee benefits expense. Salaries and employee benefits increased $149,000 from the quarter ended June 30, 2017 to September 30, 2017. Several items in this line item marginally increased during the quarter, including salaries, payroll taxes, deferred compensation expense as well as the Company’s employee 401(k) matching expense. Noninterest expense increased $37,000 or 0.63% when compared to $5.9 million for the quartered ended September 30, 2016.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $5.7 million or 0.77% of total assets at June 30, 2017 to $5.2 million or 0.71% of total assets at September 30, 2017. This decrease resulted mostly from the decrease in non-accrual loans. During the third quarter of 2017, two loans totaling $267,000 were placed on nonaccrual status. Additionally, several nonaccrual loans, totaling approximately $743,000 were either returned to accruing status or charged off during the quarter. The majority of the non-accrual loans at September 30, 2017 are secured by real estate. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. No real estate assets had been foreclosed upon or sold during the third quarter of 2017. Loans greater than 90 days past due and still accruing increased from zero at June 30, 2017 to $19,000 at September 30, 2017. Nonperforming assets were $8.4 million or 1.26% of total assets at September 30, 2016.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans, but may not necessarily be nonperforming loans. At September 30, 2017, the Company had 20 troubled debt restructurings totaling $4.4 million and all but one loan, totaling $46,000, are performing loans.

The Company realized $40,000 in net recoveries for the quarter ended September 30, 2017 versus net recoveries of $219,000 for the three months ended June 30, 2017. Improving asset quality remains a focus of the Company. Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly. Net charge offs for the quarter ended September 30, 2016 were $189,000.

The Company recorded a negative provision for loan losses of $2,000 and $230,000 for the quarters ended September 30, 2017 and June 30, 2017, respectively, while a negative provision of $125,000 was recorded for the quarter ended September 30, 2016. The allowance for loan losses was $4.4 million, or 0.80% of total outstanding loans, at September 30 and June 30, 2017. The allowance for loan losses was $4.7 million or 0.91% of total assets at September 30, 2016. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at September 30, 2017 were $738.6 million, which represented a decrease of $5.5 million or 0.74% from total assets of $744.0 million at June 30, 2017. This decrease resulted from decreases in both the securities and loan portfolios. During the third quarter of 2017, approximately $5.8 million of investment securities had either been called, sold or matured. At September 30, 2016, total consolidated assets were $668.4 million. Total loans decreased from $554.2 million at June 30, 2017 to $552.2 million at September 30, 2017. Total loans were $514.3 million at September 30, 2016.

Deposits and Other Borrowings

Total deposits increased $13.2 million to $645.2 million at September 30, 2017 from $632.0 million at June 30, 2017. At September 30, 2016, total deposits were $581.0 million. There were no outstanding borrowings with the Federal Home Loan Bank of Atlanta at September 30, 2017 and September 30, 2016. For the quarter ended June 30, 2017 there were $20.0 million in outstanding borrowings with the Federal Home Loan Bank of Atlanta.

Equity

Shareholders’ equity at September 30, 2017 was $83.6 million, reflecting an increase of $383,000 from $83.2 million at June 30, 2017. At September 30, 2016 shareholders’ equity was $80.7 million. The book value of the Company at September 30, 2017 was $24.31 per common share. Total common shares outstanding were 3,456,430 at September 30, 2017. On October 18, 2017, the board of directors declared a $0.22 per common share cash dividend for shareholders of record as of November 3, 2017 and payable on November 17, 2017.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	3Q17	2Q17	1Q17	4Q16	3Q16
Net Income (dollars in thousands)	$2,007	$2,026	$2,044	$1,806	$1,428
Earnings per share, basic	$0.58	$0.58	$0.59	$0.52	$0.40
Earnings per share, diluted	$0.58	$0.58	$0.59	$0.52	$0.40

Return on average total assets	1.07%	1.19%	1.20%	1.07%	0.85%
Return on average total equity	9.56%	9.96%	10.40%	9.00%	7.03%
Dividend payout ratio	37.93%	37.93%	37.29%	42.31%	50.00%
Fee revenue as a percent of total revenue	18.37%	18.69%	19.21%	19.82%	21.17%

Net interest margin(1)	4.12%	4.15%	4.09%	4.01%	3.94%
Yield on average earning assets	4.32%	4.30%	4.21%	4.14%	4.10%
Yield on average interest-bearing liabilities	0.32%	0.21%	0.21%	0.23%	0.25%
Net interest spread	4.00%	4.09%	4.00%	3.92%	3.85%
Tax equivalent adjustment to net interest income (dollars in thousands)	$159	$166	$158	$146	$147

Non-interest income to average assets	0.86%	0.90%	0.97%	0.95%	1.00%
Non-interest expense to average assets	3.15%	3.24%	3.35%	3.19%	3.50%

Efficiency ratio(2)	66.52%	67.45%	69.67%	67.62%	74.61%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	3Q17	2Q17	1Q17	4Q16	3Q16
BALANCE SHEET RATIOS
Loans to deposits	85.57%	87.69%	83.61%	85.60%	88.52%
Average interest-earning assets to average-interest bearing liabilities	162.10%	162.04%	162.59%	164.25%	163.98%
PER SHARE DATA
Dividends	$0.22	$0.22	$0.22	$0.22	$0.20
Book value	24.31	24.02	23.32	23.01	23.28
Tangible book value	24.31	24.02	23.32	23.10	23.28
SHARE PRICE DATA
Closing price	$29.25	$31.25	$28.40	$25.75	$23.45
Diluted earnings multiple(1)	12.61	13.47	12.03	12.38	14.66
Book value multiple(2)	1.20	1.30	1.22	1.12	1.01
COMMON STOCK DATA
Outstanding shares at end of period	3,456,430	3,481,946	3,476,553	3,468,243	3,486,425
Weighted average shares outstanding	3,469,372	3,474,628	3,478,053	3,477,020	3,527,725
Weighted average shares outstanding, diluted	3,469,372	3,474,628	3,478,053	3,477,020	3,527,725
CAPITAL RATIOS
Total equity to total assets	11.31%	11.18%	11.42%	11.34%	12.07%
CREDIT QUALITY
Net charge-offs to average loans	-0.03%	-0.16%	-0.34%	0.01%	0.15%
Total non-performing loans to total loans	0.92%	1.01%	1.23%	1.35%	1.47%
Total non-performing assets to total assets	0.71%	0.77%	0.91%	1.05%	1.26%
Non-accrual loans to:
total loans	0.92%	1.01%	1.23%	1.35%	1.41%
total assets	0.69%	0.75%	0.90%	1.00%	1.08%
Allowance for loan losses to:
total loans	0.81%	0.80%	0.85%	0.87%	0.91%
non-performing assets	85.30%	77.22%	68.59%	61.13%	55.36%
non-accrual loans	87.40%	78.68%	69.74%	64.44%	64.24%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$19	$—	$—	$8	$300
Non-accrual loans	5,086	5,601	6,335	6,991	7,251
Other real estate owned and repossessed assets	106	106	106	370	863
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$70	$67	$62	$135	$316
(Recoveries)	(110)	(286)	(502)	(124)	(127)
Net charge-offs (recoveries)	(40)	(219)	(440)	11	189
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(2)	$(230)	$(527)	$(142)	$(125)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,407	$4,418	$4,505	$4,658	$4,972
Provision	(2)	(230)	(527)	(142)	(125)
Net charge-offs (recoveries)	(40)	(219)	(440)	11	189
Balance at the end of period	$4,445	$4,407	$4,418	$4,505	$4,658

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited	Unaudited	Unaudited	Audited	Unaudited
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Assets
Cash and due from banks	$30,593	$27,184	$24,826	$35,125	$19,286
Federal funds sold	144	152	132	156	108
Securities available for sale, at fair value	125,685	133,613	132,449	120,329	106,622
Loans, net of allowance for loan losses	547,716	549,772	514,940	512,437	509,654
Bank premises and equipment, net	19,740	19,911	19,959	20,169	20,278
Other assets	14,686	13,417	12,834	11,933	12,473

Total assets	$738,564	$744,049	$705,140	$700,149	$668,421

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$224,353	$218,117	$213,542	$208,948	$203,626
Savings and interest-bearing demand deposits	314,599	312,990	317,325	306,847	288,535
Time deposits	106,293	100,903	85,006	88,082	88,861

Total deposits	$645,245	$632,010	$615,873	$603,877	$581,022
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank advances	—	20,000	—	—	—
Trust preferred capital notes	—	—	—	—	—
Other liabilities	9,768	8,871	8,740	16,856	6,692
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$655,013	$660,881	$624,613	$620,733	$587,714

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,593	8,656	8,632	8,633	8,666
Surplus	12,193	12,748	12,548	12,642	12,951
Retained earnings	61,946	60,705	59,442	58,165	57,125
Accumulated other comprehensive income	819	1,059	(95)	(24)	1,965

Total shareholders’ equity	$83,551	$83,168	$80,527	$79,416	$80,707

Total liabilities and shareholders’ equity	$738,564	$744,049	$705,140	$700,149	$668,421

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Interest and Dividend Income
Interest and fees on loans	$6,548	$6,108	$5,736	$5,786	$5,658
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	564	591	550	393	354
Interest income exempt from federal income taxes	258	269	254	230	230
Dividends	17	19	5	13	22
Interest on deposits in banks	71	16	21	20	14

Total interest and dividend income	$7,458	$7,003	$6,566	$6,442	$6,278

Interest Expense
Interest on deposits	$311	$217	$203	$196	$197
Interest on federal funds purchased and securities sold under agreements to repurchase	—	13	—	—	—
Interest on Federal Home Loan Bank advances	40	18	—	—	7
Interest on trust preferred capital notes	—	—	—	24	38

Total interest expense	$351	$248	$203	$220	$242

Net interest income	7,107	6,755	$6,363	$6,222	$6,036
Provision For Loan Losses	(2)	(230)	(527)	(142)	(125)

Net interest income after provision for loan losses	$7,109	$6,985	$6,890	$6,364	$6,161

Noninterest Income
Income from fiduciary activities	$236	$309	$292	$333	$315
Service charges on deposit accounts	310	295	299	326	321
Other service charges and fees	1,057	957	953	893	999
Gain on the sale of bank premises and equipment	(2)	(5)	(6)	—	—
Gain (Loss) on sales of AFS securities	26	1	50	5	8
Gain on redemption of trust preferred debt	—	—	—	—	—
Other operating income	(10)	41	85	52	44

Total noninterest income	$1,617	$1,598	$1,673	$1,609	$1,687

Noninterest Expenses
Salaries and employee benefits	$3,513	$3,364	$3,350	$3,187	$3,251
Occupancy expenses	358	367	377	355	355
Equipment expenses	222	259	239	307	361
Advertising and marketing expenses	190	175	178	135	151
Stationery and supplies	49	47	41	32	68
ATM network fees	203	183	220	224	242
Other real estate owned expenses	(3)	10	1	9	50
Loss (gain) on sale of other real estate	—	—	(1)	67	(12)
FDIC assessment	57	54	52	(2)	104
Computer software expense	151	159	195	176	180
Bank franchise tax	138	134	125	125	125
Professional fees	213	266	291	174	266
Data processing fees	165	139	117	143	183
Other operating expenses	653	590	524	463	548

Total noninterest expenses	$5,909	$5,747	$5,709	$5,395	$5,872

Income before income taxes	2,817	2,836	2,854	2,578	1,976
Income Tax Expense	810	810	810	772	548

Net income	$2,007	$2,026	$2,044	$1,806	$1,428

Earnings Per Share
Net income per common share, basic	$0.58	$0.58	$0.59	$0.52	$0.40

Net income per common share, diluted	$0.58	$0.58	$0.59	$0.52	$0.40

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Assets:
Securities:
Taxable	$91,635	$2,302	2.51%	$93,425	$2,446	2.56%	$71,874	$1,493	2.08%
Tax-Exempt (1)	38,900	1,548	3.98%	39,438	1,637	4.15%	33,131	1,389	4.19%

Total Securities	$130,535	$3,850	2.95%	$132,863	$4,084	3.07%	$105,005	$2,882	2.74%
Loans:
Taxable	$540,001	$25,780	4.77%	$522,636	$24,286	4.56%	$499,680	$22,290	4.46%
Nonaccrual	5,005	—	0.00%	5,998	—	0.00%	6,972	—	0.00%
Tax-Exempt (1)	5,765	303	5.25%	6,151	323	5.23%	6,314	332	5.26%

Total Loans	$550,771	$26,083	4.74%	$534,785	$24,609	4.51%	$512,966	$22,622	4.41%
Federal funds sold	—	—	0.00%	59	1	1.25%	28	—	0.00%
Interest-bearing deposits in other banks	22,752	285	1.25%	6,521	66	0.82%	12,809	58	0.45%

Total earning assets	$699,053	$30,218	4.32%	$668,230	$28,759	4.30%	$623,836	$25,561	4.10%
Allowance for loan losses	(4,451)			(4,543)			(5,011)
Total non-earning assets	48,584			48,764			49,035

Total assets	$743,186			$712,451			$667,860

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$84,107	$174	0.21%	$84,219	$145	0.15%	$82,682	$95	0.11%
Money market accounts	125,803	329	0.26%	129,633	264	0.17%	118,310	203	0.17%
Savings accounts	101,590	73	0.07%	101,506	64	0.06%	87,653	51	0.06%
Time deposits:
$100,000 and more	39,131	411	1.05%	39,778	171	0.65%	46,393	279	0.60%
Less than $100,000	67,356	248	0.37%	46,947	228	0.32%	42,827	155	0.36%

Total interest-bearing deposits	$417,987	$1,235	0.30%	$402,083	$872	0.21%	$377,865	$782	0.21%
Federal funds purchased and securities sold under agreements to repurchase	—	—	0.00%	3,260	53	1.87%	180	2	0.51%
Federal Home Loan Bank advances	13,261	157	1.18%	7,033	70	0.00%	2,391	28	1.18%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	151	0.00%

Total interest-bearing liabilities	$431,248	$1,392	0.32%	$412,376	$995	0.21%	$380,436	$963	0.25%

Noninterest-bearing liabilities:
Demand deposits	219,180			210,010			199,497
Other Liabilities	9,505			8,453			7,044

Total liabilities	$659,933			$630,839			$586,977
Shareholders’ equity	83,253			81,612			80,883

Total liabilities and shareholders’ equity	$743,186			$712,451			$667,860

Net interest income		$28,827			$27,763			$24,598

Net interest spread			4.00%			4.09%			3.85%
Interest expense as a percent of average earning assets			0.20%			0.15%			0.15%
Net interest margin			4.12%			4.15%			3.94%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	9/30/2017	6/30/2017	3/31/2017	12/31/2016	9/30/2016
GAAP Financial Measurements:
Interest Income - Loans	$6,548	$6,108	$5,736	$5,786	$5,658
Interest Income - Securities and Other Interest-Earnings Assets	910	896	830	657	620
Interest Expense - Deposits	311	217	203	196	197
Interest Expense - Other Borrowings	40	31	—	24	45

Total Net Interest Income	$7,107	$6,756	$6,363	$6,223	$6,036

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$26	$27	$27	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	133	139	131	118	119

Total Tax Benefit on Tax-Exempt Interest Income	$159	$166	$158	$146	$147

Tax-Equivalent Net Interest Income	$7,266	$6,922	$6,521	$6,369	$6,183